Free Writing Prospectus pursuant to Rule 433 dated October 31, 2025

Registration Statement No. 333-284538

Autocallable ETF-Linked Notes due
OVERVIEW

The notes do not bear interest. The notes will mature on the stated maturity date unless they are automatically called on any call observation date commencing on December 4, 2026. Your notes will be automatically called on a call observation date if the closing level of each of the iShares® Bitcoin Trust ETF and the SPDR® Gold Trust on such date is greater than or equal to its initial underlier level, resulting in a payment on the corresponding call payment date for each $1,000 face amount of your notes equal to such $1,000 face amount plus the product of $1,000 times the applicable call premium amount.

The amount that you will be paid on your notes at maturity, if they have not been automatically called, is based on the performance of the lesser performing underlier (the underlier with the lowest underlier return). The underlier return for each underlier is the percentage increase or decrease in its final underlier level from its initial underlier level.

If the underlier return for any underlier is less than -30%, the percentage of the face amount of your notes you will receive will be based on the performance of the underlier with the lowest underlier return. In such event, you will receive less than 70% of the face amount of your notes.

Investors should be knowledgeable about the risks associated with cryptocurrencies and digital assets because the iShares® Bitcoin Trust ETF seeks to reflect generally the performance of the price of bitcoin and therefore the notes involve significant risks in investments tracking cryptocurrencies. Bitcoin has historically exhibited high price volatility relative to more traditional asset classes and has experienced extreme volatility in recent periods and may continue to do so.

By purchasing the notes, you are deemed to represent to Goldman Sachs that you are not subject to the laws of any non-U.S. jurisdiction prohibiting the purchase or ownership of notes of this type.

You should read the accompanying preliminary pricing supplement dated October 31, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP/ISIN:	40058QV48 / US40058QV481
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underliers (each individually, an underlier):	the iShares® Bitcoin Trust ETF (current Bloomberg symbol: “IBIT UQ Equity”) and the SPDR® Gold Trust (current Bloomberg symbol: “GLD UP Equity”)
Trade date:	expected to be November 26, 2025
Settlement date:	expected to be December 2, 2025
Determination date:	expected to be November 26, 2030
Stated maturity date:	expected to be December 2, 2030

Hypothetical Amount in Cash Payable on a Call Payment Date

If your notes are automatically called on the first call observation date (i.e., on the first call observation date the closing level of each underlier is greater than or equal to its initial underlier level), the amount in cash that we would deliver for each $1,000 face amount of your notes on the applicable call payment date would be the sum of $1,000 plus the product of the applicable call premium amount times $1,000. If, for example, the closing level of each underlier were determined to be 140% of its initial underlier level, your notes would be automatically called and the amount in cash that we would deliver on your notes on the corresponding call payment date would be 130% of the face amount of your notes or $1,300 for each $1,000 of the face amount of your notes.

Hypothetical Payment Amount At Maturity
The Notes Have Not Been Automatically Called

Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
300.000%	250.000%
250.000%	250.000%
200.000%	250.000%
150.000%	250.000%
100.000%	250.000%
99.999%	100.000%
85.000%	100.000%
70.000%	100.000%
69.999%	69.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

1

Payment amount at maturity (for each $1,000 face amount of your notes):
●
if the final underlier level of each underlier is greater than or equal to its initial underlier level, $2,500;
●
if the final underlier level of any underlier is less than its initial underlier level but the final underlier level of each underlier is greater than or equal to 70% of its initial underlier level, $1,000; or
●
if the final underlier level of any underlier is less than 70% of its initial underlier level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the lesser performing underlier return

Company’s redemption right (automatic call feature):

if a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the following call payment date, for each $1,000 of the outstanding face amount, equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the applicable call premium amount specified under “Call observation dates” below

Redemption event:	a redemption event will occur if, as measured on any call observation date, the closing level of each underlier is greater than or equal to its initial underlier level
Initial underlier level:	with respect to an underlier, to be determined on the trade date and will be an intra-day level or the closing level of such underlier on the trade date
Final underlier level:	with respect to an underlier, the closing level of such underlier on the determination date
Underlier return:	with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage
Lesser performing underlier return:	the underlier return of the lesser performing underlier
Lesser performing underlier:	the underlier with the lowest underlier return
Call premium amount:	with respect to any call payment date, the applicable call premium amount specified in the table set forth under “Call observation dates” below
Maturity date premium amount:	150%
Call observation dates:	expected to be the dates specified as such in the table below
	Call Observation Dates	Call Payment Dates	Call Premium Amount
	December 4, 2026	December 9, 2026	30%
	November 26, 2027	December 1, 2027	60%
	November 27, 2028	November 30, 2028	90%
	November 26, 2029	November 29, 2029	120%

Call payment dates:	expected to be the dates specified as such in the table set forth under “Call observation dates” above
Estimated value range:	$885 to $935 (which is less than the original issue price; see accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,744 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated October 31, 2025
•
General terms supplement no. 17,744 dated October 20, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,744, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement and “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,744, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Lose Your Entire Investment in the Notes
▪
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier
▪
The Amount You Will Receive on a Call Payment Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped
▪
Your Notes Are Subject to Automatic Redemption
▪
The Amount In Cash That You Will Receive on a Call Payment Date or on the State Maturity Date is Not Linked to the Closing Levels of the Underliers at Any Time Other Than on the Applicable Call Observation Date or the Determination Date, as the Case May Be
▪
The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier
▪
The Market Value of Your Notes May Be Influenced By Many Unpredictable Factors
▪
If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected
▪
We May Accelerate Your Notes at Our Option If the iShares® Bitcoin Trust ETF Is Delisted or Withdrawn and There Is No Successor Underlier
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underliers
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers

▪
We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

Additional Risks Related to the Underliers

▪
The Policies of the Underlier Investment Advisor For Any Underlier Could Affect the Amount Payable on Your Notes and Their Market Value
▪
Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underliers, There Is No Affiliation Between the Underlier Investment Advisors and Us
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underliers or That There Will Be Liquidity in Any Such Trading Market; Further, the Underliers Are Subject to Custody Risks

Additional Risks Related to the iShares® Bitcoin Trust ETF

▪
The Value of the Shares of the iShares® Bitcoin Trust ETF Relates Directly to the Value of the Bitcoin Held by the iShares® Bitcoin Trust ETF and Fluctuations in the Price of Bitcoin Could Materially Adversely Affect an Investment in the iShares® Bitcoin Trust ETF’s Shares
▪
The iShares® Bitcoin Trust ETF Has a Limited Operating History
▪
The iShares® Bitcoin Trust ETF Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
Investing in Notes Linked to the iShares® Bitcoin Trust ETF Is Not the Same as Investing Directly in Bitcoin
▪
The Method By Which the iShares® Bitcoin Trust ETF Calculates the Value of Bitcoin, Including the CME CF Bitcoin Reference Rate, Could Have an Adverse Effect on the Value of the iShares® Bitcoin Trust ETF; The CME CF Bitcoin Reference Rate Has a Limited Operating History
▪
Termination or Liquidation of the iShares® Bitcoin Trust ETF Could Adversely Affect the Value of the Notes
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes
▪
Even Though Cryptocurrencies Trade Around-The-Clock, Your Notes Will Not

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

Additional Risks Related to the SPDR® Gold Trust

▪
The SPDR® Gold Trust Is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure
▪
The Value of the Shares of the SPDR® Gold Trust Relates Directly to the Value of the Gold Held by the SPDR® Gold Trust and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in the SPDR® Gold Trust’s Shares
▪
Fees and Expenses Payable by the SPDR® Gold Trust Are Charged Regardless of Profitability and May Result in a Depletion of its Assets
▪
Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the SPDR® Gold Trust
▪
The Amount of Gold Represented by the Shares of the SPDR® Gold Trust Will Continue to Be Reduced During the Life of the SPDR® Gold Trust Due to the SPDR® Gold Trust’s Expenses
▪
Termination or Liquidation of the SPDR® Gold Trust Could Adversely Affect the Value of the Notes
▪
Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes
▪
Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

Risks Related to Tax

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The Tax Consequences of an Investment in Your Notes Are Uncertain
▪
Your Notes May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,744:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

Risks Related to Conflicts of Interest

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Other Investors in the Notes May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
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Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
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Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
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The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

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The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable

▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪ The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.	▪ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the notes and certain risks.